Exhibit 99.1

Barnes & Noble Education Reports Fourth Quarter and Fiscal Year 2022 Financial Results

FY22 Consolidated GAAP Net Loss Improved by $71 million

FY22 Non-GAAP Adjusted EBITDA Improved by $61 million

BNC’s First Day® Complete and First Day® Inclusive Access Offerings Fiscal 2022 Revenue Grew 91%

FY22 Retail Segment Gross Comparable Store Sales Increased 20%

FY22 General Merchandise Gross Comparable Store Sales Increased 76%
June 29, 2022, Basking Ridge, NJ - Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for the fourth quarter and fiscal year 2022, which ended on April 30, 2022.
The improvement in financial results compared to the prior year is primarily related to the re-opening of stores that had temporarily closed due to the COVID-19 pandemic in the prior year. The comparability of sales, specifically logo and emblematic sales, is impacted by the recognition of logo and emblematic sales on a net basis in our consolidated financial statements during fiscal year 2022, as compared to on a gross basis prior to April 4, 2021 of fiscal year 2021. See the Retail Gross Comparable Store Sales below.
Financial results for the fourth quarter and fiscal year 2022:
•Consolidated fourth quarter GAAP sales of $260.8 million increased 17.1% as compared to the prior year period; consolidated fiscal year sales of $1,531.4 million increased 6.8% as compared to the prior year.
•Consolidated fourth quarter GAAP net loss was $(11.0) million, compared to a restated* $(52.4) million in the prior year period. Consolidated fiscal year GAAP net loss was $(68.9) million, compared to a restated* $(139.8) million in the prior year.
•Consolidated fourth quarter non-GAAP Adjusted EBITDA was $(6.2) million, compared to $(31.4) million in the prior year; the consolidated fiscal year non-GAAP Adjusted EBITDA was $(4.8) million, compared to $(65.6) million in the prior year.
•Consolidated fourth quarter non-GAAP Adjusted Earnings was $(11.6) million, compared to a restated* $(40.3) million in the prior year period; consolidated fiscal year non-GAAP Adjusted Earnings was $(55.6) million, compared to a restated* $(96.5) million in the prior year.
•Retail segment gross comparable store sales for the quarter increased by 32.6%, as compared to a 6.9% decline in the prior year; Retail segment gross comparable store sales for the year increased by 19.6%, as compared to a 26.1% decline in the prior year. For comparable store sales reporting purposes, logo and emblematic general merchandise sales fulfilled by FLC and Fanatics are included on a gross basis. Please see a more detailed definition in the Results table and Retail segment discussion below.
* The Company identified certain out of period adjustments related primarily to income tax benefit, and restructuring and other charges, for the 13 and 52 weeks ended May 1, 2021. The adjustments increased our fiscal year 2021 reported net loss by $8.0 million but did not have an impact on our non-GAAP Adjusted EBITDA, cash flows or liquidity. Refer to Note 2. Summary of Significant Accounting Policies to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2022, which is expected to be filed on or about June 29, 2022, for further information.
Operational highlights for fiscal year 2022:
•76 campus stores utilized BNC’s First Day® Complete courseware delivery program during the 2022 Spring Term, representing approximately 380,000* in total undergraduate student enrollment.
•112 campus stores are committed to utilize BNC’s First Day® Complete courseware delivery program during the 2022 Fall Term, representing approximately 547,000* in total undergraduate student enrollment, a growth rate of 85% over Fall 2021 based on undergraduate student enrollment.
•BNC’s First Day® Complete revenue increased over 5x to $106 million.
•BNC’s First Day® by Course revenue increased 24% to $128 million.
•DSS revenue grew 30% to $35.7 million, with bartleby® revenue growing approximately 40%.
•Continued to attract new clients and generate new business growth, signing 92 new physical and virtual bookstores for estimated first year annual sales of approximately $128 million, or $102 million on a net basis.
•Barnes & Noble Education was ranked as the #1 Most Trusted Company by Newsweek in the Retail industry category and the only education company included in the final list of 32 retail companies.

*As reported by National Center for Education Statistics (NCES)

“Entering into Fiscal 2022 we expected certain challenges to persist, including declining enrollments, fewer international students, ongoing remote and virtual class offerings, and fewer on campus activities. Fiscal 2022 proved to be more challenging than we anticipated – both the Fall and Spring academic terms were disrupted by new COVID strains,” said Michael P. Huseby, Chief Executive Officer and Chairman, BNED. “Yet, despite the macro challenges that the industry faced, we are highly encouraged by the progress that has been made against our key strategic initiatives and how strongly they are resonating with our campus partners. Many of our campus partners see the value in ensuring their students have all of their required course materials on or before the first day of class with BNC’s First Day Complete revenue growing more than 5x over the prior year, while our First Day by Course offering simultaneously grew 24%. For the upcoming Fall term, 112 of our campus stores are committed to utilize First Day Complete, representing undergraduate enrollment of approximately 547,000 students, an 85% growth rate over Fall 2021 based on undergraduate student enrollment. Our partnership with FLC and Fanatics, which was in start-up mode for much of FY 2022, propelled our general merchandise business growth of 76% on a comparable sales basis. Our high-margin DSS business continued to help tutor students, gaining 400,000 gross subscribers while posting 40% annual revenue growth for bartleby's digital offerings.”
“As we look out to Fiscal 2023, while we expect certain challenges to persist, especially those continuing to impact our wholesale business, we expect our results to improve significantly over Fiscal 2022, benefitting from the continued growth of our strategic initiatives and the return to a more traditional on-campus learning and events environment.”

Fourth Quarter and Fiscal Year Results for 2022
Results for the 13 weeks and 52 weeks of fiscal year 2022 and fiscal year 2021 are as follows:

$ in millions	Selected Data (unaudited)
		Restated (1)		Restated (1)
	Q4 2022	Q4 2021	FY 2022	FY 2021
Total Sales	$260.8	$222.8	$1,531.4	$1,433.9
Net Loss	$(11.0)	$(52.4)	$(68.9)	$(139.8)

Non-GAAP(2)
Adjusted EBITDA	$(6.2)	$(31.4)	$(4.8)	$(65.6)
Adjusted Earnings	$(11.6)	$(40.3)	$(55.6)	$(96.5)

Additional Information
Retail Gross Comparable Store Sales Variances (3)	$55.3	$(11.7)	$240.7	$(414.6)
(1) The Company identified certain out of period adjustments related primarily to income tax benefit, and restructuring and other charges for the 13 and 52 weeks ended May 1, 2021. The adjustments increased our fiscal year 2021 reported net loss by $8.0 million but did not have an impact on our non-GAAP Adjusted EBITDA, cash flows or liquidity. Refer to Note 2.
Summary of Significant Accounting Policies to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2022, which is expected to be filed on or about June 29, 2022, for further information.
(2)These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.
(3) Retail Gross Comparable Store Sales includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from closed stores for all periods presented. In-store and online logo and emblematic general merchandise sales fulfilled by FLC and Fanatics, respectively, and are recognized on a net commission revenue basis, as compared to the recognition of logo and emblematic sales on a gross basis in the prior year period. For Retail Gross Comparable Store Sales purposes, sales for logo and emblematic general merchandise fulfilled by FLC, Fanatics and digital agency sales are included on a gross basis.

The Company has three reportable segments: Retail, Wholesale and Digital Student Solutions (“DSS”). Unallocated shared-service costs, which include various corporate level expenses and other governance functions, continue to be presented as Corporate Services. All material intercompany accounts and transactions have been eliminated in consolidation.

Retail Segment Results
Fourth quarter Retail sales increased $38.0 million, or 18.3%, as compared to the prior year period. Gross comparable store sales, which include logo and emblematic sales fulfilled by FLC and Fanatics on a gross basis, increased 32.6% for the quarter, compared to a negative 6.9% in the prior year period. Fourth quarter Retail gross comparable store sales increased by 4.0% in course material sales and 63.2% in general merchandise sales.
Fiscal year 2022 Retail sales increased $109.2 million, or 8.2%, as compared to the prior year period. Gross comparable store sales increased 19.6% for the fiscal year, compared to a negative 26.1% in the prior year period. Fiscal year 2022 Retail gross comparable store sales increased by 2.3% in course material sales and 76.1% in general merchandise sales.
Course material sales benefitted from the growth of the Company’s inclusive access models, which collectively grew 91% on a full year basis to $234.2 million, despite overall undergraduate enrollment declines in higher education. General merchandise sales benefitted greatly from the return to the on campus learning experience and improved merchandising of products in stores and online resulting from the Company’s partnership with FLC and Fanatics.
Retail non-GAAP Adjusted EBITDA was $4.2 million for the quarter, compared to $(22.3) million in the prior year period. For fiscal year 2022, Retail non-GAAP Adjusted EBITDA was $8.7 million, compared to $(66.8) million in the prior year period, due to increased sales and improved gross margin.

Wholesale Segment Results
Wholesale fourth quarter sales of $9.1 million decreased $0.6 million as compared to the prior year period. Wholesale sales for fiscal year 2022 of $112.2 million decreased $53.6 million, as compared to the prior year period. The wholesale business has been affected by a number of factors, including a constraint on its used book inventory due to the lack of on campus textbook buyback opportunities, and lower overall customer demand resulting from the shift in buying patterns from physical textbooks to digital course materials.
Wholesale non-GAAP Adjusted EBITDA for the quarter was $(8.0) million, as compared to $(7.3) million in the prior year period. Wholesale non-GAAP Adjusted EBITDA for fiscal year 2022 was $3.8 million, compared to $18.6 million in the prior year period, primarily due to lower sales.

DSS Segment Results
DSS fourth quarter sales of $9.7 million increased $1.3 million, or 15.6%, as compared to the prior year period. DSS fiscal year 2022 sales of $35.7 million increased $8.3 million, or 30.3%, as compared to the prior year period, primarily due to an increase in bartleby subscriptions.
DSS non-GAAP Adjusted EBITDA was $1.5 million for the quarter, compared to $1.1 million in the prior year period. DSS non-GAAP Adjusted EBITDA was $5.5 million for fiscal year 2022, compared to $4.5 million in the prior year period, benefitting from the growth in bartleby subscriptions.

Other
Selling and administrative expenses for Corporate Services, which includes unallocated shared-service costs, such as various corporate level expenses and other governance functions, were $3.6 million for the fourth quarter and $23.0 million for the fiscal year.

Outlook
For fiscal year 2023, the Company expects consolidated non-GAAP Adjusted EBITDA to be between $30 million to $40 million. The Company expects significant improvement in its Retail business being driven by new First Day Complete implementations, growth within its general merchandise business and new business wins. The challenges within its wholesale business, including constrained used book inventory and higher inflationary pressures on wages and freight, are expected to persist. DSS non-GAAP Adjusted EBITDA is expected to be near fiscal year 2022 levels as revenue growth is offset by investments in product enhancements.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 8:30 a.m. Eastern Time on Wednesday, June 29, 2022 and can be accessed at the Barnes & Noble Education corporate website at investor.bned.com or www.bned.com. The webcast will contain investor materials that can also be accessed at investor.bned.com or www.bned.com.

Barnes & Noble Education expects to report fiscal year 2023 first quarter results in September 2022.

EXPLANATORY NOTE
We have three reportable segments: Retail, Wholesale and DSS as follows:
•The Retail Segment operates 1,427 college, university, and K-12 school bookstores, comprised of 805 physical bookstores and 622 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce sites which we operate and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment also offers inclusive access programs, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students on or before the first day of class. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.
•The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 3,100 physical bookstores (including our Retail Segment's 805 physical bookstores) and sources and distributes new and used textbooks to our 622 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 350 college bookstores.
•The Digital Student Solutions ("DSS") Segment includes products and services to assist students to study more effectively and improve academic performance. The DSS Segment is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, and bartleby®, an institutional and direct-to-student subscription-based offering providing textbook solutions, expert questions and answers, writing and tutoring.
Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	13 weeks ended		52 weeks ended
	April 30, 2022	May 1, 2021	April 30, 2022	May 1, 2021
		Restated (a)		Restated (a)
Sales:
Product sales and other	$215,234	$181,196	$1,398,046	$1,299,740
Rental income	45,597	41,582	133,354	134,150
Total sales	260,831	222,778	1,531,400	1,433,890
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales (b)	157,057	160,142	1,081,981	1,093,989
Rental cost of sales	23,563	26,734	76,659	87,240
Total cost of sales	180,620	186,876	1,158,640	1,181,229
Gross profit	80,211	35,902	372,760	252,661
Selling and administrative expenses	87,843	83,557	383,440	338,280
Depreciation and amortization expense	12,626	12,404	49,381	52,967
Impairment loss (non-cash) (b)	—	—	6,411	27,630
Restructuring and other charges (b)	(2,123)	(49)	944	10,678
Operating loss	(18,135)	(60,010)	(67,416)	(176,894)
Interest expense, net	2,287	2,211	10,096	8,087
Loss before income taxes	(20,422)	(62,221)	(77,512)	(184,981)
Income tax benefit	(9,466)	(9,837)	(8,655)	(45,171)
Net loss	$(10,956)	$(52,384)	$(68,857)	$(139,810)

Loss per common share:
Basic	$(0.21)	$(1.02)	$(1.33)	$(2.81)
Diluted	$(0.21)	$(1.02)	$(1.33)	$(2.81)
Weighted average common shares outstanding:
Basic	52,046	51,379	51,797	49,669
Diluted	52,046	51,379	51,797	49,669

(a)     The Company identified certain out of period adjustments related primarily to Income tax benefit, and Restructuring and other charges, for the 13 and 52 weeks ended May 1, 2021. The adjustments increased our fiscal year 2021 reported net loss by $8.0 million but did not have an impact on Adjusted EBITDA (non-GAAP), cash flows or liquidity. Refer to Note 2. Summary of Significant Accounting Policies to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2022, which is expected to be filed on or about June 29, 2022, for further information.
(b)     For additional information, see the Notes in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		52 weeks ended
	April 30, 2022	May 1, 2021	April 30, 2022	May 1, 2021
		Restated (a)		Restated (a)
Percentage of sales:
Sales:
Product sales and other	82.5%	81.3%	91.3%	90.6%
Rental income	17.5%	18.7%	8.7%	9.4%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales (b)	73.0%	88.4%	77.4%	84.2%
Rental cost of sales (b)	51.7%	64.3%	57.5%	65.0%
Total cost of sales	69.2%	83.9%	75.7%	82.4%
Gross profit	30.8%	16.1%	24.3%	17.6%
Selling and administrative expenses	33.7%	37.5%	25.0%	23.6%
Depreciation and amortization	4.8%	5.6%	3.2%	3.7%
Impairment loss (non-cash)	—%	—%	0.4%	1.9%
Restructuring and other charges	(0.8)%	—%	0.1%	0.7%
Operating loss	(7.0)%	(26.9)%	(4.4)%	(12.3)%
Interest expense, net	0.9%	1.0%	0.7%	0.6%
Loss before income taxes	(7.8)%	(27.9)%	(5.1)%	(12.9)%
Income tax benefit	(3.6)%	(4.4)%	(0.6)%	(3.2)%
Net loss	(4.2)%	(23.5)%	(4.5)%	(9.8)%

(a)     The Company identified certain out of period adjustments related primarily to Income tax benefit, and Restructuring and other charges, for the 13 and 52 weeks ended May 1, 2021. The adjustments increased our fiscal year 2021 reported net loss by $8.0 million but did not have an impact on Adjusted EBITDA (non-GAAP), cash flows or liquidity. Refer to Note 2. Summary of Significant Accounting Policies to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2022, which is expected to be filed on or about June 29, 2022, for further information.

(b)     Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Balance Sheets  (Unaudited) (In thousands, except per share data)

	April 30, 2022	May 1, 2021
		Restated (a)
ASSETS
Current assets:
Cash and cash equivalents	$10,388	$8,024
Receivables, net	137,039	121,072
Merchandise inventories, net	293,854	281,112
Textbook rental inventories	29,612	28,692
Prepaid expenses and other current assets	61,709	61,933
Total current assets	532,602	500,833
Property and equipment, net	94,072	89,172
Operating lease right-of-use assets	286,584	240,456
Intangible assets, net	129,624	150,904
Goodwill	4,700	4,700
Deferred tax assets, net	—	15,943
Other noncurrent assets	23,971	29,105
Total assets	$1,071,553	$1,031,113
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$182,790	$137,578
Accrued liabilities	95,387	93,589
Current operating lease liabilities	97,143	92,513
Short-term borrowings	40,000	50,000
Total current liabilities	415,320	373,680
Long-term deferred taxes, net	1,430	—
Long-term operating lease liabilities	219,594	184,780
Other long-term liabilities	21,135	52,042
Long-term borrowings	185,700	127,600
Total liabilities	843,179	738,102
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 54,234 and 53,327 shares, respectively; outstanding, 52,046 and 51,379 shares, respectively	542	533
Additional paid-in-capital	740,838	734,257
Accumulated deficit	(491,494)	(422,637)
Treasury stock, at cost	(21,512)	(19,142)
Total stockholders' equity	228,374	293,011
Total liabilities and stockholders' equity	$1,071,553	$1,031,113

(a)     The Company identified certain out of period adjustments related to Deferred tax assets, net and Accrued liabilities as of May 1, 2021. The adjustments increased our fiscal year 2021 reported net loss by $8.0 million but did not have an impact on Adjusted EBITDA (non-GAAP), cash flows or liquidity. Refer to Note 2. Summary of Significant Accounting Policies to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2022, which is expected to be filed on or about June 29, 2022, for further information.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flow  (Unaudited)
(In thousands, except per share data)

	52 weeks ended
	April 30, 2022	May 1, 2021
		Restated (a)
Cash flows from operating activities:
Net loss	$(68,857)	$(139,810)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization expense	49,381	52,967
Content amortization expense	5,454	5,034
Amortization of deferred financing costs	1,472	1,112
Impairment loss (non-cash) (b)	6,411	27,630
Merchandise inventory loss and write-off (b)	434	14,960
Deferred taxes	(7,961)	(8,138)
Stock-based compensation expense	6,333	5,095
Changes in operating lease right-of-use assets and liabilities	(8,475)	(4,367)
Changes in other long-term assets and liabilities and other, net	(2,155)	9,251
Changes in other operating assets and liabilities, net	20,023	69,161
Net cash flow provided by operating activities	2,060	32,895
Cash flows from investing activities:
Purchases of property and equipment	(43,533)	(37,223)
Changes in other noncurrent assets and other	872	335
Net cash flow used in investing activities	(42,661)	(36,888)
Cash flows from financing activities:
Proceeds from borrowings under Credit Agreement	632,220	722,600
Repayments of borrowings under Credit Agreement	(584,120)	(719,700)
Payment of deferred financing costs	(265)	(1,076)
Sales of treasury shares	—	10,869
Purchase of treasury shares	(2,370)	(894)
Proceeds from the exercise of stock options, net	256	—
Net cash flows provided by financing activities	45,721	11,799
Net increase in cash, cash equivalents, and restricted cash	5,120	7,806
Cash, cash equivalents, and restricted cash at beginning of period	16,814	9,008
Cash, cash equivalents, and restricted cash at end of period	$21,934	$16,814
Changes in other operating assets and liabilities, net:
Receivables, net	$(15,967)	$(30,221)
Merchandise inventories	(13,176)	132,867
Textbook rental inventories	(920)	12,018
Prepaid expenses and other current assets	3,112	(37,492)
Accounts payable and accrued liabilities	46,974	(8,011)
Changes in other operating assets and liabilities, net	$20,023	$69,161

Supplemental cash flow information:
Cash paid during the period for:
Interest paid	$8,166	$6,778
Income taxes paid (net of refunds)	$(8,007)	$6,008
(a)     The Company identified certain out of period adjustments related primarily to Deferred taxes, and Restructuring and other charges, for the 52 weeks ended May 1, 2021. The adjustments increased our fiscal year 2021 reported net loss by $8.0 million but did not have an impact on Adjusted EBITDA (non-GAAP), cash flows or liquidity. Refer to Note 2. Summary of Significant Accounting Policies to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2022, which is expected to be filed on or about June 29, 2022, for further information.
(b)     For additional information, see the Notes in the Non-GAAP disclosure information of this Press Release.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information (Unaudited)
(In thousands, except percentages)

Segment Information (a)	13 weeks ended		52 weeks ended
	April 30, 2022	May 1, 2021	April 30, 2022	May 1, 2021
Sales
Retail (b)	$245,503	$207,511	$1,439,664	$1,330,470
Wholesale	9,054	9,679	112,246	165,825
DSS	9,654	8,349	35,666	27,374
Eliminations	(3,380)	(2,761)	(56,176)	(89,779)
Total Sales	$260,831	$222,778	$1,531,400	$1,433,890

Gross Profit
Retail (c)	$76,890	$45,574	$323,803	$211,322
Wholesale	(4,347)	(3,446)	19,782	34,683
DSS (d)	9,494	8,195	34,996	26,607
Eliminations	(356)	1,873	67	43
Total Gross Profit	$81,681	$52,196	$378,648	$272,655

Selling and Administrative Expenses
Retail	$72,647	$67,863	$315,124	$278,149
Wholesale	3,681	3,812	16,000	16,085
DSS	7,945	7,062	29,472	22,116
Corporate Services	3,595	4,843	23,002	22,079
Eliminations	(25)	(23)	(158)	(149)
Total Selling and Administrative Expenses	$87,843	$83,557	$383,440	$338,280

Segment Adjusted EBITDA (Non-GAAP) (e)
Retail	$4,243	$(22,289)	$8,679	$(66,827)
Wholesale	(8,028)	(7,258)	3,782	18,598
DSS	1,549	1,133	5,524	4,491
Corporate Services	(3,595)	(4,843)	(23,002)	(22,079)
Eliminations	(331)	1,896	225	192
Total Segment Adjusted EBITDA (Non-GAAP)	$(6,162)	$(31,361)	$(4,792)	$(65,625)

Percentage of Segment Sales
Gross Profit
Retail (c)	31.3%	22.0%	22.5%	15.9%
Wholesale	(48.0)%	(35.6)%	17.6%	20.9%
DSS (d)	98.3%	98.2%	98.1%	97.2%
Eliminations	N/A	N/A	N/A	N/A
Total Gross Profit	31.3%	23.4%	24.7%	19.0%

Selling and Administrative Expenses
Retail	29.6%	32.7%	21.9%	20.9%
Wholesale	40.7%	39.4%	14.3%	9.7%
DSS	82.3%	84.6%	82.6%	80.8%
Corporate Services	N/A	N/A	N/A	N/A
Eliminations	N/A	N/A	N/A	N/A
Total Selling and Administrative Expenses	33.7%	37.5%	25.0%	23.6%

(a)    See Explanatory Note in this Press Release for Segment descriptions.
(b)    In December 2020, we entered into merchandising partnership with Fanatics Retail Group Fulfillment, LLC, Inc. (“Fanatics”) and Fanatics Lids College, Inc. (“FLC”) (collectively referred to herein as the “FLC Partnership”). Effective April 4, 2021, as contemplated by the FLC Partnership's merchandising agreement and e-commerce agreement, we began to transition the fulfillment of logo and emblematic general merchandise sales to FLC and Fanatics. As the logo and emblematic general merchandise sales are fulfilled by FLC and Fanatics, we recognize commission revenue earned for these sales on a net basis in our consolidated financial statements, as compared to the recognition of logo and emblematic sales on a gross basis in the periods prior to April 4, 2021. For Retail Gross Comparable Store Sales details, see the Sales Information disclosure of this Press Release.
(c)    For the 13 and 52 weeks ended April 30, 2022, gross margin excludes a merchandise inventory loss of $434 in the Retail Segment related to the final sale of our logo and emblematic general merchandise inventory to FLC discussed below. Additionally, gross margin for the Retail Segment excludes amortization expense (non-cash) related to content development costs of $36 and $386 for the 13 and 52 weeks ended April 30, 2022, respectively, and $167 and $745 for the 13 and 52 weeks ended May 1, 2021, respectively.
For the 13 and 52 weeks ended May 1, 2021, gross margin excludes a merchandise inventory loss and write-off of $14,960 in the Retail Segment, comprised of a loss of $10,262 related to the sale of our logo and emblematic general merchandise inventory below cost to FLC and an inventory write-off of $4,698 related to our initiative to exit certain product offerings and streamline/rationalize our overall non-logo general merchandise product assortment resulting from the centralization of our merchandising decision-making during the year.
(d)    Gross margin for the DSS Segment excludes amortization expense (non-cash) related to content development costs of $1,434 and $5,068 for the 13 and 52 weeks ended April 30, 2022, respectively, and $1,167 and $4,289 for the 13 and 52 weeks ended May 1, 2021, respectively.
(e)    For additional information, including a reconciliation to the most comparable financial measures presented in accordance with GAAP, see "Non-GAAP Information" and "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 and 52 week periods are as follows:

Dollars in millions	13 weeks		52 weeks
	April 30, 2022	May 1, 2021	April 30, 2022	May 1, 2021
Retail Sales
New stores (a) (b)	$14.2	$6.1	$67.2	$64.2
Closed stores (a)	(7.1)	(2.9)	(42.3)	(35.4)
Comparable stores (b)	26.6	(20.1)	83.5	(409.2)
Textbook rental deferral	6.3	(15.0)	(1.8)	(3.3)
Service revenue (c)	(0.4)	1.1	(2.4)	(0.7)
Other (d)	(1.6)	(0.2)	5.0	2.0
Retail Sales subtotal:	$38.0	$(31.0)	$109.2	$(382.4)
Wholesale Sales	$(0.6)	$(9.1)	$(53.6)	$(32.5)
DSS Sales	$1.3	$1.7	$8.3	$3.7
Eliminations (e)	$(0.7)	$4.3	$33.6	$(6.0)
Total sales variance	$38.0	$(34.1)	$97.5	$(417.2)
(a)    The following is a store count summary for physical stores and virtual stores:

	13 weeks ended				52 weeks ended
	April 30, 2022		May 1, 2021		April 30, 2022		May 1, 2021
Number of Stores:	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores
Number of stores at beginning of period	799	642	765	676	769	648	772	647
Stores opened	10	—	8	—	57	35	40	58
Stores closed	4	20	4	28	21	61	43	57
Number of stores at end of period	805	622	769	648	805	622	769	648

(b)    In December 2020, we entered into merchandising partnership with Fanatics Retail Group Fulfillment, LLC, Inc. (“Fanatics”) and Fanatics Lids College, Inc. (“FLC”) (collectively referred to herein as the “FLC Partnership”). Effective April 4, 2021, as contemplated by the FLC Partnership's merchandising agreement and e-commerce agreement, we began to transition the fulfillment of logo and emblematic general merchandise sales to FLC and Fanatics. As the logo and emblematic general merchandise sales are fulfilled by FLC and Fanatics, we recognize commission revenue earned for these sales on a net basis in our consolidated financial statements, as compared to the recognition of logo and emblematic sales on a gross basis in the periods prior to April 4, 2021. For Retail Gross Comparable Store Sales details, see below.
(c)    Service revenue includes brand partnerships, shipping and handling, and revenue from other programs.
(d)    Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, and other deferred items.
(e)    Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Retail Gross Comparable Store Sales

Retail Gross Comparable Store Sales variances by category are as follows:

Dollars in millions	13 weeks				52 weeks
	April 30, 2022		May 1, 2021		April 30, 2022		May 1, 2021
Textbooks (Course Materials)	$3.5	4.0%	$(17.1)	(17.9)%	$21.2	2.3%	$(158.4)	(15.2)%
General Merchandise	49.8	63.2%	6.9	9.6%	212.5	76.1%	(235.3)	(45.9)%
Trade Books	2.0	67.8%	(1.5)	(33.2)%	7.0	63.0%	(20.9)	(64.3)%
Total Retail Gross Comparable Store Sales	$55.3	32.6%	$(11.7)	(6.9)%	$240.7	19.6%	$(414.6)	(26.1)%

To supplement the Total Sales table presented above, the Company uses Retail Gross Comparable Store Sales as a key performance indicator. Retail Gross Comparable Store Sales includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from permanently closed stores for all periods presented. For Retail Gross Comparable Store Sales, sales for logo and emblematic general merchandise fulfilled by FLC, Fanatics and digital agency sales are included on a gross basis for consistent year-over-year comparison.

Effective April 4, 2021, as contemplated by the FLC Partnership's merchandising agreement and e-commerce agreement, we began to transition the fulfillment of logo and emblematic general merchandise sales to FLC and Fanatics. As the logo and emblematic general merchandise sales are fulfilled by FLC and Fanatics, we recognize commission revenue earned for these sales on a net basis in our consolidated financial statements, as compared to the recognition of logo and emblematic sales on a gross basis in the periods prior to April 4, 2021.

We believe the current Retail Gross Comparable Store Sales calculation method reflects management’s view that such comparable store sales are an important measure of the growth in sales when evaluating how established stores have performed over time. We present this metric as additional useful information about the Company’s operational and financial performance and to allow greater transparency with respect to important metrics used by management for operating and financial decision-making. Retail Gross Comparable Store Sales are also referred to as "same-store" sales by others within the retail industry and the method of calculating comparable store sales varies across the retail industry. As a result, our calculation of comparable store sales is not necessarily comparable to similarly titled measures reported by other companies and is intended only as supplemental information and is not a substitute for net sales presented in accordance with GAAP.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Non-GAAP Information (a) (Unaudited)
(In thousands)

Consolidated Adjusted Earnings (non-GAAP) (a)	13 weeks ended		52 weeks ended
		Restated (b)		Restated (b)
	April 30, 2022	May 1, 2021	April 30, 2022	May 1, 2021
Net loss	$(10,956)	$(52,384)	$(68,857)	$(139,810)
Reconciling items, after-tax (below)	(653)	12,074	13,243	43,287
Adjusted Earnings (Non-GAAP)	$(11,609)	$(40,310)	$(55,614)	$(96,523)

Reconciling items, pre-tax
Impairment loss (non-cash) (c)	$—	$—	$6,411	$27,630
Merchandise inventory loss and write-off (d)	—	14,960	434	14,960
Content amortization (non-cash) (e)	1,470	1,334	5,454	5,034
Restructuring and other charges (f)	(2,123)	(49)	944	10,678
Reconciling items, pre-tax	(653)	16,245	13,243	58,302
Less: Pro forma income tax impact (g)	—	4,171	—	15,015
Reconciling items, after-tax	$(653)	$12,074	$13,243	$43,287

	13 weeks ended		52 weeks ended
		Restated (b)		Restated (b)
Consolidated Adjusted EBITDA (non-GAAP) (a)	April 30, 2022	May 1, 2021	April 30, 2022	May 1, 2021
Net loss	$(10,956)	$(52,384)	$(68,857)	$(139,810)
Add:
Depreciation and amortization expense	12,626	12,404	49,381	52,967
Interest expense, net	2,287	2,211	10,096	8,087
Income tax expense benefit	(9,466)	(9,837)	(8,655)	(45,171)
Impairment loss (non-cash) (c)	—	—	6,411	27,630
Merchandise inventory loss and write-off (d)	—	14,960	434	14,960
Content amortization (non-cash) (e)	1,470	1,334	5,454	5,034
Restructuring and other charges (f)	(2,123)	(49)	944	10,678
Adjusted EBITDA (Non-GAAP)	$(6,162)	$(31,361)	$(4,792)	$(65,625)

Adjusted EBITDA by Segment (non-GAAP) (a)

The following is Adjusted EBITDA by Segment for the 13 and 52 week periods:

	13 weeks ended April 30, 2022
	Retail	Wholesale	DSS	Corporate Services (h)	Eliminations	Total
Net loss	$(5,418)	$(7,255)	$(1,515)	$3,563	$(331)	$(10,956)
Add:
Depreciation and amortization expense	9,620	1,358	1,630	18	—	12,626
Interest expense, net	—	—	—	2,287	—	2,287
Income tax benefit	—	—	—	(9,466)	—	(9,466)
Impairment loss (non-cash) (c)	—	—	—	—	—	—
Merchandise inventory loss and write-off (d)	—	—	—	—	—	—
Content amortization (non-cash) (e)	36	—	1,434	—	—	1,470
Restructuring and other charges (f)	5	(2,131)	—	3	—	(2,123)
Adjusted EBITDA (non-GAAP)	$4,243	$(8,028)	$1,549	$(3,595)	$(331)	$(6,162)

	13 weeks ended May 1, 2021 - Restated (b)
	Retail	Wholesale	DSS	Corporate Services (h)	Eliminations	Total
Net (loss) income	$(47,570)	$(6,893)	$(1,914)	$2,097	$1,896	$(52,384)
Add:
Depreciation and amortization expense	9,273	1,230	1,880	21	—	12,404
Interest expense, net	—	—	—	2,211	—	2,211
Income tax benefit	—	—	—	(9,837)	—	(9,837)
Impairment loss (non-cash) (c)	—	—	—	—	—	—
Merchandise inventory loss and write-off (d)	14,960	—	—	—	—	14,960
Content amortization (non-cash) (e)	167	—	1,167	—	—	1,334
Restructuring and other charges (f)	881	(1,595)	—	665	—	(49)
Adjusted EBITDA (non-GAAP)	$(22,289)	$(7,258)	$1,133	$(4,843)	$1,896	$(31,361)

	52 weeks ended April 30, 2022
	Retail	Wholesale	DSS	Corporate Services (h)	Eliminations	Total
Net (loss) income	$(37,305)	$495	$(6,801)	$(25,471)	$225	$(68,857)
Add:
Depreciation and amortization expense	36,635	5,418	7,257	71	—	49,381
Interest expense, net	—	—	—	10,096	—	10,096
Income tax benefit	—	—	—	(8,655)	—	(8,655)
Impairment loss (non-cash) (c)	6,411	—	—	—	—	6,411
Merchandise inventory loss and write-off (d)	434	—	—	—	—	434
Content amortization (non-cash) (e)	386	—	5,068	—	—	5,454
Restructuring and other charges (f)	2,118	(2,131)	—	957	—	944
Adjusted EBITDA (non-GAAP)	$8,679	$3,782	$5,524	$(23,002)	$225	$(4,792)

	52 weeks ended May 1, 2021 - Restated (b)
	Retail	Wholesale	DSS	Corporate Services (h)	Eliminations	Total
Net (loss) income	$(155,310)	$14,732	$(8,132)	$8,708	$192	$(139,810)
Add:
Depreciation and amortization expense	39,634	5,461	7,763	109	—	52,967
Interest expense, net	—	—	—	8,087	—	8,087
Income tax benefit	—	—	—	(45,171)	—	(45,171)
Impairment loss (non-cash) (c)	27,630	—	—	—	—	27,630
Merchandise inventory loss and write-off (d)	14,960	—	—	—	—	14,960
Content amortization (non-cash) (e)	745	—	4,289	—	—	5,034
Restructuring and other charges (f)	5,514	(1,595)	571	6,188	—	10,678
Adjusted EBITDA (non-GAAP)	$(66,827)	$18,598	$4,491	$(22,079)	$192	$(65,625)

(a)    For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.
(b)     The Company identified certain out of period adjustments related primarily to Income tax benefit, and Restructuring and other charges, for the 13 and 52 weeks ended May 1, 2021. The adjustments increased our fiscal year 2021 reported net loss by $8.0 million but did not have an impact on Adjusted EBITDA (non-GAAP), cash flows or liquidity. Refer to Note 2. Summary of Significant Accounting Policies to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2022, which is expected to be filed on or about June 29, 2022, for further information.
(c)    During the 52 weeks ended April 30, 2022, we evaluated certain of our store-level long-lived assets in the Retail segment for impairment. Based on the results of the impairment tests, we recognized an impairment loss (non-cash) of $6,411 (both pre-tax and after-tax) comprised of $739 $1,793, $3,668 and $211 of property and equipment, operating lease right-of-use assets, amortizable intangibles, and other noncurrent assets, respectively.
During the 52 weeks ended May 1, 2021, we evaluated certain of our store-level long-lived assets in the Retail segment for impairment. Based on the results of the impairment tests, we recognized an impairment loss (non-cash) of $27,630, $20,506 after-tax, comprised of $5,085, $13,328, $6,278 and $2,939 million of property and equipment, operating lease right-of-use assets, amortizable intangibles, and other noncurrent assets, respectively.
(d)    As contemplated by the FLC Partnership's merchandising agreement, we sold our logo and emblematic general merchandise inventory to FLC and received proceeds of $41,773, and recognized a merchandise inventory loss on the sale of $10,262 in cost of goods sold during the 52 weeks ended May 1, 2021 for the Retail Segment. The final inventory sale price was determined during the first quarter of Fiscal 2022, at which time, we received additional proceeds of $1,906, and recognized a merchandise inventory loss on the sale of $434 in cost of goods sold for the Retail Segment.
During the 52 weeks ended May 1, 2021, we recognized a merchandise inventory write-off of $4,698 for the Retail Segment related to our initiative to exit certain product offerings and streamline/rationalize our overall non-logo general merchandise product assortment resulting from the centralization of our merchandising decision-making during the year.
(e)    Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the consolidated financial statements.
(f)    During the 52 weeks ended April 30, 2022 and May 1, 2021, we recognized restructuring and other charges totaling $1,662 and $9,960, respectively, comprised primarily of severance and other employee termination and benefit costs associated with the elimination of various positions as part of cost reduction objectives, and professional service costs for restructuring, process improvements, and actuarial gain related to a frozen retirement benefit plan (non-cash), shareholder activist activities, and costs related to development and integration associated with the FLC Partnership.
(g)    Represents the income tax effects of the non-GAAP items.
(h)    Interest expense is reflected in Corporate Services as it is primarily related to our Credit Agreement which funds our operating and financing needs across the organization. Income taxes are reflected in Corporate Services as we record our income tax provision on a consolidated basis.

Free Cash Flow (non-GAAP) (a)

	52 weeks ended
	April 30, 2022	May 1, 2021
Net cash flows provided by operating activities	$2,060	$32,895
Less:
Capital expenditures (b)	43,533	37,223
Cash interest paid	8,166	6,778
Cash taxes (refund) paid	(8,007)	6,008
Free Cash Flow (non-GAAP)	$(41,632)	$(17,114)

(a)    For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.
(b)    Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, digital initiatives and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures	52 weeks ended
	April 30, 2022	May 1, 2021
Physical store capital expenditures	$16,206	$10,382
Product and system development	15,453	11,747
Content development costs	9,340	8,741
Other	2,534	6,353
Total Capital Expenditures	$43,533	$37,223

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA, Adjusted EBITDA by Segment, and Free Cash Flow

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the financial measures of Adjusted Earnings, Adjusted EBITDA, Adjusted EBITDA by Segment and Free Cash Flow, which are non-GAAP financial measures under Securities and Exchange Commission (the "SEC") regulations. We define Adjusted Earnings as net income (loss) adjusted for certain reconciling items that are subtracted from or added to net income (loss). We define Adjusted EBITDA as net income (loss) plus (1) depreciation and amortization; (2) interest expense and (3) income taxes, (4) as adjusted for items that are subtracted from or added to net income (loss). We define Free Cash Flow as Cash Flows from Operating Activities less capital expenditures, cash interest and cash taxes.

The non-GAAP measures included in the Press Release have been reconciled to the most comparable financial measures presented in accordance with GAAP, attached hereto as Exhibit 99.1, as follows: the reconciliation of Adjusted Earnings to net income (loss); the reconciliation of consolidated Adjusted EBITDA to consolidated net income (loss); and the reconciliation of Adjusted EBITDA by Segment to net income (loss) by segment. All of the items included in the reconciliations are either (i) non-cash items or (ii) items that management does not consider in assessing our on-going operating performance.

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

We review these non-GAAP financial measures as internal measures to evaluate our performance at a consolidated level and at a segment level and manage our operations. We believe that these measures are useful performance measures which are used by us to facilitate a comparison of our on-going operating performance on a consistent basis from period-to-period. We believe that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone, as they exclude certain items that management believes do not reflect the ordinary performance of our operations in a particular period. Our Board of Directors and management also use Adjusted EBITDA and Adjusted EBITDA by Segment, at a consolidated level and at a segment level, as one of the primary methods for planning and forecasting expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. Management also uses Adjusted EBITDA by Segment to determine segment capital allocations. We believe that the inclusion of Adjusted Earnings, Adjusted EBITDA, and Adjusted EBITDA by Segment results provides investors useful and important information regarding our operating results, in a manner that is consistent with management’s evaluation of business performance. We believe that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of our operating profitability and liquidity as we manage the business to maximize margin and cash flow.

The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 30, 2022 expected to be filed with the SEC on June 29, 2022, which includes consolidated financial statements for each of the three years for the period ended April 30, 2022, May 1, 2021, and May 2, 2020 (Fiscal 2022, Fiscal 2021, and Fiscal 2020, respectively) and the Company's Quarterly Reports on Form 10-Q for the period ended July 31, 2021 filed with the SEC on September 2, 2021, the Company's Quarterly Report on Form 10-Q for the period ended October 30, 2021 filed with the SEC on November 30, 2021, and the Company's Quarterly Report on Form 10-Q for the period ended January 29, 2022 filed with the SEC on March 8, 2022.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, a digital direct-to-student learning ecosystem, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Media Contact:
Carolyn J. Brown
Senior Vice President
Corporate Communications & Public Affairs
908-991-2967
cbrown@bned.com

Investor Contact:
Andy Milevoj
Vice President
Corporate Finance and Investor Relations
908-991-2776
amilevoj@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make, including any statements made in regards to our response to the COVID-19 pandemic. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: risks associated with COVID-19 and the governmental responses to it, including its impacts across our businesses on demand and operations, as well as on the operations of our suppliers and other business partners, and the effectiveness of our actions taken in response to these risks; general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reductions or changes in formats of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure, data, supplier systems, and customer ordering and payment systems due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs, as well as the risks associated with the impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to current and /or any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended April 30, 2022. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.